Exhibit 99.1

FOR IMMEDIATE RELEASE

For investor inquiries:	For press inquiries:
John Mills, ICR	Katie Brazel, FleishmanHillard
for Alimera Sciences	for Alimera Sciences
310-954-1105	404-739-0150
John.Mills@ICRINC.com	Katie.Brazel@fleishman.com

ALIMERA SCIENCES REPORTS FOURTH QUARTER AND FULL YEAR 2013 FINANCIAL RESULTS

ILUVIEN® Revenue Growth in Europe Continues

$37.5 Million Private Placement Completed to Expand ILUVIEN Commercialization

Alimera Will Host a Conference Call at 4:30 PM ET Today

ATLANTA, GA, February 27, 2014 — Alimera Sciences, Inc. (NASDAQ: ALIM) (Alimera), a biopharmaceutical company that specializes in the research, development and commercialization of prescription ophthalmic pharmaceuticals, today announced financial results for the fourth quarter and full year ended December 31, 2013.

“This is an exciting time for Alimera. We made significant commercial progress with ILUVIEN® during the fourth quarter of 2013 in Germany and the United Kingdom, and entered into labeling discussions with the U.S. Food and Drug Administration,” said Dan Myers, president and chief executive officer of Alimera Sciences. “We grew total revenue more than 23% on a sequential basis, primarily through sales of ILUVIEN in Germany, despite the holiday seasonality effect and market access constraints during the fourth quarter.”

“We also received positive final guidance for ILUVIEN from the U.K.’s National Institute for Health and Care Excellence, ultimately expanding patient access to ILUVIEN through the National Health Service in England and Wales. Initial shipments have been made to several National Health Service facilities, with the first patient receiving an ILUVIEN implant in January 2014,” Mr. Myers continued. “Additionally, the Scottish Medicines Consortium, after completing its assessment and review of a simple patient access scheme, accepted ILUVIEN for restricted use within the National Health Service Scotland, providing expanded access in the U.K. to patients suffering from chronic DME.”

FDA Update

During the fourth quarter of 2013, Alimera entered labeling discussions with the U.S. Food and Drug Administration (FDA) for ILUVIEN, ultimately reaching an agreement with the FDA that Alimera’s participation in the previously anticipated Dermatologic and Ophthalmic Advisory Committee was no longer necessary. Instead, Alimera has focused on drafting its response to the Complete Response Letter (CRL) it received from the FDA in October 2013 which it plans to submit to the FDA in the first quarter of 2014. Alimera’s response to the CRL will include a proposed label, a safety update on ILUVIEN incorporating data from ILUVIEN patients and physician experience with the ILUVIEN inserter in the United Kingdom (U.K.) and Germany, and will address concerns that the FDA raised regarding the facility at which ILUVIEN is manufactured.

Fourth Quarter and Full Year 2013 Financial Results

Net revenue for the fourth quarter of 2013 was $935,000 compared to net revenue of $758,000 in the third quarter of 2013. ILUVIEN has been commercially available in Germany and the U.K. since the middle of the second quarter of 2013. Approximately 90% of 2013 sales were generated in Germany as final National Institute for Health and Care Excellence (NICE) guidance in the U.K. was not received until November 2013. For the year ended December 31, 2013, Alimera achieved total net revenue, all from ILUVIEN sales, of $1.9 million.

GAAP cost of goods sold were $1.8 million for the fourth quarter of 2013 and GAAP gross margin resulted in a loss of $860,000. GAAP cost of goods sold and GAAP gross margin during the fourth quarter of 2013 were impacted by two inventory items. During a routine manufacturing inspection, Alimera identified a quality issue related to one of its suppliers, which affected certain batches of work in process. These were removed from inventory and the write-off amounted to $1.3 million. Additionally, the Alimera reserved $411,000 for potential U.K. inventory expiration later in 2014, as a result of a slower than anticipated launch of ILUVIEN in the U.K. in 2013 due to a delay in the receipt of positive guidance from NICE regarding the reimbursement of ILUVIEN. Excluding these items, Non-GAAP adjusted cost of goods sold was $42,000 for the fourth quarter of 2013 and $110,000 for the year ended December 31, 2013, and Non-GAAP adjusted gross margin was $893,000 for the fourth quarter of 2013 and $1.8 million for the year ended December 31, 2013.

Research and development expenses for the fourth quarter of 2013 modestly increased to $2.4 million compared to $2.3 million for the fourth quarter of 2012. For the full year ended December 31, 2013, research and development expenses increased 6.0% to $8.4 million, compared to $7.9 million for the full year 2012. The increase was primarily due to costs associated with contracting medical science liaisons in Germany, the U.K. and France, costs for a multi-year, post-authorization, open label registry study of ILUVIEN in patients treated per the labeled indication in Europe, and costs associated with the previously anticipated FDA Advisory Committee meeting. These were offset by a decrease in costs associated with the ILUVIEN applicator study for which enrollment was completed in 2012.

General and administrative expenses in the fourth quarter of 2013 were $2.4 million compared to $2.1 million in the fourth quarter of 2012. For the full year ended December 31, 2013, general and administrative expenses increased 45% to $9.6 million compared to $6.6 million for the prior year-end. The increase was primarily attributable to increases in personnel costs associated with the hiring of additional personnel throughout 2013, professional fees associated with the establishment of the company’s infrastructure and tax planning in Europe, the registration of common stock underlying the Alimera’s Series A Convertible Preferred Stock issued in October 2012, and office and logistics costs in Europe.

Sales and marketing expenses in the fourth quarter of 2013 decreased to $3.4 million compared to $3.8 million for the fourth quarter of 2012. These expenses for the year ended December 31, 2013 increased 119% to $16.4 million compared to $7.5 million for the year ended December 31, 2012. The annual increase was primarily attributable to costs associated with the contracting of Quintiles Commercial for marketing, brand management, market access, pricing and reimbursement support, regulatory and communications services in the EU, in addition to promotional costs related to the commercial launch of ILUVIEN in Germany and the U.K.

GAAP net loss attributable to common shareholders for the fourth quarter of 2013 was $14.8 million, or $0.47 per common share, compared with a GAAP net loss attributable to common shareholders of $5.3 million, or $0.17 per common share, for the fourth quarter of 2012. GAAP net loss attributable to common shareholders for the fourth quarter of 2013 was impacted by an increase in the fair value of Alimera's derivative warrant liability resulting in non-cash expense of $5.9 million, a non-cash unrealized foreign currency gain of $308,000 and the inventory items previously noted. GAAP net loss attributable to common shareholders for the fourth quarter of 2012 was impacted by a decrease in the fair value of Alimera's derivative warrant liability resulting in non-cash income of $3.1 million. Changes in fair value of the derivative warrant liability are primarily driven by fluctuations in the fair market value of Alimera's underlying common stock. Excluding the non-cash items and certain items that are expected to be non-recurring in nature, Non-GAAP adjusted net loss attributable to common shareholders for the fourth quarter of 2013 was $7.5 million, or $0.24 per common share, compared with an Non-GAAP adjusted net loss attributable to common shareholders of $8.4 million, or $0.27 per common share, for the fourth quarter of 2012. GAAP net loss attributable to common shareholders per share and Non-GAAP adjusted net loss attributable to common shareholders per share were based on 31,605,708 weighted average shares outstanding for the fourth quarter of 2013 and 31,524,004 weighted average shares outstanding for the fourth quarter of 2012.

GAAP net loss attributable to common shareholders for the year ended December 31, 2013 was $51.2 million, or $1.62 per common share, compared with a GAAP net loss attributable to common shareholders of $19.8 million, or $0.63 per common share, for the year ended December 31, 2012. GAAP net loss attributable to common shareholders for the year ended December 31, 2013 was impacted by an increase in the fair value of Alimera's derivative warrant liability resulting in non-cash expense of $12.0 million, non-cash accretion of a beneficial conversion feature of $5.0 million associated with a decrease in the conversion price of Alimera’s Series A Convertible Preferred Stock, a loss of $153,000 related to an early extinguishment of debt, a non-cash unrealized foreign currency gain of $825,000 and, the inventory items previously noted. Net loss attributable to common shareholders for the year ended December 31, 2012 was impacted by a decrease in the fair value of Alimera's derivative warrant liability resulting in non-cash income of $3.1 million. Excluding the non-cash items and certain items that are expected to be non-recurring in nature, Non-GAAP adjusted net loss attributable to common shareholders for the year ended December 31, 2013 was $33.2 million, or $1.05 per common share, compared with a Non-GAAP adjusted net loss attributable to common shareholders of $22.8 million, or $0.73 per common share, for the year ended December 31, 2012. GAAP net loss attributable to common shareholders per share and Non-GAAP adjusted net loss attributable to common shareholders per share were based on 31,579,553 weighted average shares outstanding for the year ended December 31, 2013 and 31,462,120 weighted average shares outstanding for the year ended December 31, 2012.

Reconciliations of GAAP cost of goods sold to Non-GAAP adjusted costs of goods sold, GAAP gross margin to Non-GAAP adjusted gross margin, and GAAP net loss attributable to common shareholders to Non-GAAP adjusted net loss attributable to common shareholders and Non-GAAP net loss per common share to adjusted net loss per common share is included below under the heading "Non-GAAP Financial Measures."

As of December 31, 2013, Alimera had cash, cash equivalents and investments of $12.6 million, compared to $49.6 million as of December 31, 2012. In January 2014 Alimera completed a $37.5 million private placement of its common stock.

Conference Call to be Held Today

Alimera will hold a conference call today at 4:30 PM ET to discuss these results and provide regulatory and commercial updates. The conference call will be hosted by Dan Myers, president and chief executive officer, and Rick Eiswirth, chief operating officer and chief financial officer.

To participate in the call, please dial (877) 369-6586 (U.S. and Canada) or (253) 237-1165 (international). A live webcast will be available on the Investor Relations section of the corporate website at www.alimerasciences.com.

A replay of the conference call will be available beginning February 27, 2014 at 7:30 P.M. ET and ending on March 6, 2014 by dialing (855) 859-2056 (U.S. and Canada) or (404) 537-3406 (international), Conference ID Number: 3470651. A replay of the webcast will be available on the corporate website for one week, through March 6, 2014.

About ILUVIEN®

ILUVIEN (190 micrograms intravitreal implant in applicator) is a sustained release intravitreal implant used to treat vision impairment associated with chronic DME considered insufficiently responsive to available therapies. Each ILUVIEN implant provides a therapeutic effect of up to 36 months by delivering sustained sub-microgram levels of fluocinolone acetonide. ILUVIEN is injected in the back of the patient's eye to a position that takes advantage of the eye's natural fluid dynamics. The applicator employs a 25-gauge needle, which allows for a self-sealing wound. In the FAME® Study, a phase III clinical study of ILUVIEN, the most frequently reported adverse drug reactions included cataract development and increased ocular pressure. ILUVIEN has not been approved for sale in the United States.

About Alimera Sciences, Inc.

Alimera Sciences, Inc., headquartered in Alpharetta, Georgia, is a biopharmaceutical company that specializes in the research, development and commercialization of prescription ophthalmic pharmaceuticals. Alimera's European operations are conducted from London by its wholly-owned subsidiary, Alimera Sciences Limited.

Non-GAAP Financial Measures

Alimera believes the metrics Non-GAAP adjusted cost of goods sold, Non-GAAP adjusted gross margin, Non-GAAP adjusted net loss and Non-GAAP adjusted net loss per common share are useful financial measures for investors in evaluating Alimera’s performance for the periods presented. Non-GAAP adjusted cost of goods sold, Non-GAAP adjusted gross margin, Non-GAAP adjusted net loss and Non-GAAP adjusted net loss per common share exclude the aforementioned inventory items and non-cash derivative liability adjustments. These Non-GAAP metrics, however, are not measures of financial performance under accounting principles generally accepted in the United States (GAAP) and should not be considered a substitute for cost of goods sold, gross margin, net loss or net loss per common share in accordance with GAAP and may not be comparable to similarly titled measures reported by other companies. Alimera’s management believes that these Non-GAAP metrics are useful supplements for it and investors to Alimera’s GAAP financial information because these measures exclude non-cash or infrequent adjustments which management believes are not reflective of Alimera’s operating results. These Non-GAAP financial measures also facilitate management’s internal comparison to Alimera’s historical financial performance and the financial performance of other companies. However, Non-GAAP financial measures should only be read in conjunction with financial information reported under GAAP when understanding Alimera’s operating performance. For a reconciliation of these Non-GAAP financial measures to their most directly comparable GAAP financial measure, see the table below.

Forward Looking Statements

This press release contains "forward-looking statements," within the meaning of the Private Securities Litigation Reform Act of 1995, regarding, among other things, Alimera's commercial plans for ILUVIEN in Germany, the U.K. and France and the regulatory status of ILUVIEN in the U.S. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual results to differ materially from those projected in its forward-looking statements. Meaningful factors which could cause actual results to differ include, but are not limited to, uncertainty as to Alimera's ability to commercialize, and market acceptance of, ILUVIEN in the European Union and the regulatory status of ILUVIEN in the U.S., as well as other factors discussed in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of Alimera's Annual Report on Form 10-K for the year ended December 31, 2012 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, which are on file with the Securities and Exchange Commission (SEC) and available on the SEC's website at www.sec.gov. Additional factors may also be set forth in those sections of Alimera’s Annual Report on Form 10-K for the year ended December 31, 2013 to be filed with the SEC. In addition to the risks described above and in Alimera’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC, other unknown or unpredictable factors also could affect Alimera’s results. There can be no assurance that the actual results or developments anticipated by Alimera will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Alimera. Therefore, no assurance can be given that the outcomes stated in such forward-looking statements and estimates will be achieved.

All forward-looking statements contained in this press release are expressly qualified by the cautionary statements contained or referred to herein. Alimera cautions investors not to rely too heavily on the forward-looking statements Alimera makes or that are made on its behalf. These forward-looking statements speak only as of the date of this press release (unless another date is indicated). Alimera undertakes no obligation, and specifically declines any obligation, to publicly update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

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Income Statement
(in thousands, except share and per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2013	2012	2013	2012
	(Unaudited)	(Unaudited)	(Unaudited)

REVENUE	$935	$—	$1,872	$—
COST OF GOODS SOLD	(1,795)	—	(1,863)	—
GROSS MARGIN	(860)	—	9	—

RESEARCH AND DEVELOPMENT EXPENSES	2,446	2,299	8,429	7,935
GENERAL AND ADMINISTRATIVE EXPENSES	2,397	2,087	9,613	6,575
MARKETING EXPENSES	3,386	3,825	16,371	7,529
OPERATING EXPENSES	8,229	8,211	34,413	22,039

INTEREST EXPENSE AND OTHER	(136)	(161)	(533)	(790)
UNREALIZED FOREIGN CURRENCY GAIN	308	—	825	—
LOSS ON EARLY EXTINGUISHMENT OF DEBT	—	—	(153)	—
CHANGE IN FAIR VALUE OF DERIVATIVE WARRANT LIABILITY	(5,857)	3,083	(11,964)	3,083
NET LOSS	(14,774)	(5,289)	(46,229)	(19,746)

BENEFICIAL CONVERSION FEATURE OF PREFERRED STOCK	—	—	(4,950)	—
NET LOSS APPLICABLE TO COMMON STOCKHOLDERS	$(14,774)	$(5,289)	$(51,179)	$(19,746)

NET LOSS PER SHARE APPLICABLE TO COMMON SHAREHOLDERS - Basic and diluted	$(0.47)	$(0.17)	$(1.62)	$(0.63)

WEIGHTED AVERAGE SHARES OUTSTANDING - Basic and diluted	31,605,708	31,524,004	31,579,553	31,462,120

Reconciliation of GAAP Measures to Non-GAAP Adjusted Measures
(in thousands, except share and per share data)
(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2013	2012	2013	2012

GAAP COST OF GOODS SOLD	$1,795	$—	$1,863	$—
Adjustments to costs of goods sold:
Inventory write-off	(1,342)	—	(1,342)	—
Reserve for potential expiring product	(411)	—	(411)	—
NON-GAAP ADJUSTED COST OF GOODS SOLD	$42	$—	$110	$—

GAAP GROSS MARGIN	$(860)	$—	$9	$—
Adjustments to gross margin:
Inventory write-off	1,342	—	1,342	—
Reserve for potential expiring product	411	—	411	—
NON-GAAP ADJUSTED GROSS MARGIN	$893	$—	$1,762	$—

GAAP NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(14,774)	$(5,289)	$(51,179)	$(19,746)
Adjustments to net loss:
Unrealized foreign currency gain, net	(308)	—	(825)	—
Change in fair value of derivative warrant liability	5,857	(3,083)	11,964	(3,083)
Loss on early extinguishment of debt	—	—	153	—
Accretion of preferred stock beneficial conversion feature	—	—	4,950	—
Inventory write-off	1,342	—	1,342	—
Reserve for potential expiring product	411	—	411	—
NON-GAAP ADJUSTED NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(7,472)	$(8,372)	$(33,184)	$(22,829)

GAAP NET LOSS PER SHARE — Basic and diluted	$(0.47)	$(0.17)	$(1.62)	$(0.63)
Adjustments to net loss:
Unrealized foreign currency gain, net	(0.01)	—	(0.03)	—
Change in fair value of derivative warrant liability	0.19	(0.10)	0.38	(0.10)
Loss on early extinguishment of debt	—	—	0.00	—
Accretion of preferred stock beneficial conversion feature	—	—	0.16	—
Inventory write-off	0.04	—	0.04	—
Reserve for potential expiring product	0.01	—	0.01	—
NON-GAAP ADJUSTED NET LOSS PER SHARE — Basic and diluted	$(0.24)	$(0.27)	$(1.05)	$(0.73)

WEIGHTED AVERAGE SHARES OUTSTANDING — Basic and diluted	31,605,708	31,524,004	31,579,553	31,462,120

Balance Sheet
(in thousands)

	December 31, 2013	December 31, 2012
	(Unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$12,628	$49,564
Accounts receivable	500	—
Prepaid expenses and other current assets	3,474	2,029
Inventory, net	1,786	719
Deferred financing costs	250	95
Total current assets	18,638	52,407

PROPERTY AND EQUIPMENT, NET	982	114

TOTAL ASSETS	$19,620	$52,521

CURRENT LIABILITIES:
Accounts payable	1,735	1,973
Accrued expenses	934	1,179
Outsourced services payable	603	2,616
Note payable	1,667	2,273
Capital lease obligations	10	6

Total current liabilities	4,949	8,047

NON-CURRENT LIABILITIES:
Derivative warrant liability	16,381	4,418
Note payable - less current portion	3,194	703
Other non-current liabilities	21	209

STOCKHOLDERS’ (DEFICIT) EQUITY:
Series A convertible preferred stock	32,045	32,045
Common stock	316	315
Additional paid-in capital	240,136	237,485
Common stock warrants	412	415
Accumulated deficit	(277,346)	(231,116)
Accumulated other comprehensive loss	(488)	—
TOTAL STOCKHOLDERS’ (DEFICIT) EQUITY	(4,925)	39,144

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$19,620	$52,521